Exhibit 10.2

Execution Copy

JOINT BIDDING AGREEMENT

This JOINT BIDDING AGREEMENT (this “Agreement”), dated as of October 19, 2012, is entered into by and between Ocwen Loan Servicing, LLC (“Ocwen”) and Walter Investment Management Corporation (“Walter”).

WHEREAS, the parties hereto desire to jointly pursue the acquisition (the “Potential Acquisition”) of certain assets (the “Subject Assets”) of Residential Capital, LLC and certain of its affiliates (“ResCap”) that are the subject of the Amended and Restated Asset Purchase Agreement, dated as of June 28, 2012, between Nationstar Mortgage LLC and ResCap (the “Nationstar APA”) pursuant to and in accordance with In re: Residential Capital, LLC, et al., Case No. 12020 (MG) (bankr. S.D.N.Y.) (the “ResCap Bankruptcy”); and

WHEREAS, the parties hereto desire to set forth herein the basic terms and conditions of this Agreement with respect to the Potential Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	General Obligations. The parties hereto agree to cooperate with each other reasonably and in good faith in connection with the Potential Acquisition. Each party shall keep the other party reasonably informed of its expectations and intentions regarding the Potential Acquisition and will notify the other party promptly of any changes therein. Each party will adhere to the policies and procedures applicable to potential bidders for the Subject Assets established in the ResCap Bankruptcy (the “Applicable Procedures”).

2.	Pre-Signing Matters.

a.	Division of Subject Assets. Set forth on Annex A attached hereto is (i) the Subject Assets that Ocwen intends to purchase (the “Ocwen Assets”) and (ii) the Subject Assets that Walter intends to purchase (the “Walter Assets”). At any time between the date of this Agreement and the submission of the Bid (as described below), the parties, by mutual agreement, may modify Annex A to reflect a different combination of Ocwen Assets and Walter Assets.

b.

Bid. On or before the Bid Deadline as determined in accordance with the Sale Procedures for the Subject Assets established in the ResCap Bankruptcy (the “Sale Procedures”), Ocwen will submit a bid for the Subject Assets (“Bid”). The Bid will (i) contemplate that Ocwen or its designees (which shall include Walter, other than in the case of an Exclusive Excess Bid (as defined below)) are the direct purchasers of all of the Subject Assets, (ii) set forth a “Purchase Price” for the Subject Assets, (iii) include a mutually agreeable Bid Asset Purchase Agreement (“Bid APA”) and (iv) otherwise comply with the Sale Procedures, except with respect to any changes that are mutually agreed to by Walter and Ocwen. The amount of such Purchase Price payable at Closing by Ocwen and Walter, respectively, shall be determined in accordance Annex B. By the date of Ocwen’s submission of the Bid, Walter shall wire to Ocwen an amount equal to $15 million to be applied to the Good Faith Deposit that is required to be submitted by Ocwen in connection with the Bid. If at any time after submitting the Bid the Good Faith Deposit is returned to Ocwen, Ocwen shall within three business days thereafter return such $15 million or any pro rata portion of the Good Faith Deposit returned to Ocwen to Walter.

c.	Auction. Assuming that the Bid is deemed to be a Qualified Bid, representatives of Ocwen and Walter shall attend the Auction with respect to the sale of the Subject Assets (and any preparatory meetings deemed by the parties to be necessary) in order to facilitate efficient communication and decision making with respect to the Bid. At the Auction, Ocwen may unilaterally determine to increase the Purchase Price (in one or more increments) up to $2,654,638,969 (the “Cap”). With respect to any increase in Purchase Price up to the Cap, Ocwen and Walter, respectively, will be responsible for payment of the amounts determined in accordance with Annex B. Ocwen may, in its discretion increase the Purchase Price in excess of the Cap; provided, however, that (i) if Walter agrees to such increase Walter will be responsible for an amount determined in accordance with Annex B and the increased Purchase Price shall become the Cap, or (ii) if Walter does not agree to such increase the Cap will remain the last amount agreed to by Walter and the bid will be deemed an “Excess Bid”. If Ocwen elects to make an Excess Bid that is equal to or less than 1.05 times the Cap, and such Excess Bid is the winning bid for the Subject Assets, then (x) Walter shall be entitled to purchase the Walter Assets by paying an amount determined in accordance with Annex B, using the Cap as the assumed Purchase Price and (y) Ocwen shall be entitled to purchase the Ocwen Assets by paying the remainder of the actual Purchase Price. If Ocwen elects to make an Excess Bid greater than 1.05 times the Cap (an “Exclusive Excess Bid”) and such Excess Bid is the winning bid for the Subject Assets, then Ocwen shall be entitled to purchase all of the Subject Assets (including the Walter Assets) and shall be responsible for paying the entire Purchase Price.

d.	Asset Purchase Agreement. Except as specifically provided in subsection c. above, in the event that the Bid APA is modified at any time prior to Walter entering into a Definitive Purchase Agreement (as defined below) in a manner that materially affects the rights or responsibilities of Walter, as they pertain to the Walter Assets, Walter may, in its sole discretion, provide written notice of its termination of this Agreement and Walter will not enter into a Definitive Purchase Agreement; in which case Ocwen will return Walter’s portion of the Good Faith Deposit within three business days.

3.

Pre-Closing Matters. If the Auction results in Ocwen and/or Walter entering into a definitive agreement (a “Definitive Purchase Agreement”) with ResCap to purchase the Subject Assets (whether as a result of Ocwen being the “Successful Bidder” or the “Next-Highest Bidder”, as such terms are defined in the June 28, 2012 Sale Order related to the ResCap Bankruptcy), the parties shall cooperate with each other and take all steps reasonably necessary to consummate the transaction, including using commercially reasonable efforts to obtain any consents and approvals from governmental authorities, government sponsored enterprises and other parties (“Consents”) necessary to consummate the transaction. Ocwen shall be responsible for working with ResCap and, if applicable, preparing and filing all necessary Consents, and Walter shall provide Ocwen with all information reasonably requested by Ocwen in connection therewith. Ocwen shall give Walter a reasonable opportunity to review and comment on any portion of the documents related to the Consents or otherwise prepared in connection with the consummation of the transaction that are reasonably related to Walter or the Walter Assets. If, prior to the Closing, Ocwen desires to (a) amend the Definitive Purchase Agreement or waive a right under the Definitive Purchase Agreement in a manner that could have a material adverse effect on the terms of the agreement as they relate to the purchase of the Walter Assets or (b) terminate the Definitive Purchase Agreement, Walter shall have a right to approve such amendment, waiver or termination (which approval shall not be unreasonably withheld). During the pre-closing period, the parties shall also consider in good faith whether, subsequent to the Closing and based on the division of the Subject Assets among the parties, the parties need to provide each other with transitional services to allow the parties to operate their respective Subject Assets subsequent to the Closing. If the parties determine that such transition services are necessary or desirable, prior to the Closing they shall negotiate in good faith the terms of an appropriate transition services agreement.

4.	Closing. Except in the case of an Exclusive Excess Bid or termination of this Agreement as provided in paragraph 2.d. above, at least one business day prior to the expected closing governed by the Definitive Agreement (the “Closing”), Walter shall wire to Ocwen an amount of the Purchase Price determined in accordance with Annex B. If such Closing does not occur within three business days thereafter, Ocwen shall return such amount to Walter unless Walter agrees otherwise. Concurrently with such Closing, Walter shall purchase the Walter Assets from ResCap, pursuant to a mutually agreeable Bill of Sale and Assignment and Assumption Agreement (“Bill of Sale”) (it being understood and agreed that the Bill of Sale and the Definitive Purchase Agreement will not contain any representations, warranties, covenants or obligations of any kind of Ocwen with respect to the Walter Assets, and Walter will only retain the benefit or burden of any representations, warranties, covenants or obligations of a purchaser of the Walter Assets in the Definitive Purchase Agreement).

5.	Representations and Warranties. Each party represents and warrants to the other party as follow:

a.	Organization. Such party is a duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified to transact business in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

b.

Binding Effect. This Agreement has been, and the Bill of Sale will be at the Closing, duly executed and delivered by such party. This Agreement is a legal, valid and binding obligation of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bill of Sale, when executed and delivered by such party, will be legal, valid and binding obligations of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles

c.	Non-Contravention. The execution, delivery and performance of this Agreement and the Bill of Sale, and the consummation by such party of the transactions contemplated hereby and thereby, will not (i) violate or conflict with any provision of the organizational documents of such party, (ii) violate or conflict with any law or permit applicable to such party, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any encumbrance on any of the assets, properties or capital stock of such party, pursuant to any contract or government order to which such party is a party.

d.	Corporate Authorization. Each Party has full corporate or other organizational power and authority to execute and deliver this Agreement and the Bill of Sale and to perform its obligations under, and consummate the transactions contemplated by, this Agreement and the Bill of Sale. The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all necessary corporate action on the part of such party. The execution, delivery and performance of each of the Bill of Sale has been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such party.

e.	Financing. As of the Closing, such party will have available sufficient cash, available lines of credit, committed debt or equity financing, or other sources of immediately available funds to pay the amounts determined in accordance with Annex B.

f.	Licenses and Permits. Such party has the necessary licenses and permits to own and operate the Ocwen Assets or the Walter Assets, as applicable.

6.	Exclusivity. Neither party shall directly or indirectly pursue an acquisition of any of the Subject Assets pursuant to the ResCap Bankruptcy other than in partnership with the other party pursuant to this Agreement.

7.	Confidentiality. This Agreement and any information shared and discussions among the parties in connection with the transactions contemplated hereby shall be subject to the Mutual Non-Disclosure Agreement, dated August 2, 2012, between the parties.

8.

Cost and Expenses. Except as otherwise expressly set forth herein, whether or not the transaction contemplated hereby is consummated each party hereto shall bear its own costs and expenses in connection with this Agreement and the transaction contemplated hereby. Notwithstanding the foregoing, (a) in the event that Ocwen is required to pay any filing fees, consent fees or other amount pursuant the Definitive Purchase Agreement or otherwise in connection with the consummation of the transactions contemplated thereby, Walter shall as promptly as is reasonably practicable reimburse Ocwen for the Walter Percentage of such amounts and (b) Walter shall reimburse Ocwen for the Walter Percentage of all out-of-pocket costs (including legal fees) incurred by Ocwen in connection with negotiating the Definitive Purchase Agreement and consummating the transactions contemplated thereby.

9.	Intentionally Omitted.

10.	PR Coordination. Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to this Agreement and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, neither party hereto may issue any press release or otherwise make any public announcement or comment with respect to this Agreement and the transactions contemplated hereby without prior coordination with, and approval from, the other party.

11.	General. Nothing in this Agreement shall be deemed to constitute a partnership between the parties, nor constitute either party the agent of the other party for any purpose. This Agreement is governed by and to be construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles or rules thereof which would required application of the law of another jurisdiction. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. In no event shall any party hereto have any liability to any other party for any consequential, indirect, incidental, exemplary, punitive or special damages, internal costs or lost profits.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OCWEN LOAN SERVICING, LLC

By:
Name:
Title:

WALTER INVESTMENT MANAGEMENT CORPORATION

By:
Name:
Title: